VOTING AGREEMENT

      Voting Agreement (this "AGREEMENT") made this ______ day of ___________ among Robert S. Taubman ("RST"), Max M. Fisher, acting not individually but as Trustee or the successor(s) in Trust, of The Max M. Fisher Revocable Trust, as amended and restated in its entirety by instrument dated May 11, 1992 (as may be amended from time to time) (the "Trust") and Martinique Hotel, Inc. ("Martinique").

                                   WITNESSETH

      The Trust is the record and beneficial owner of 283,600 shares of Common Stock of the Company (the "Common Stock") and is the record and beneficial owner of 393,337 shares of the Series B Preferred Stock of the Company and Martinique is the record and beneficial owner of 41,700 shares of Common Stock (collectively the "Fisher Shares").

      NOW, THEREFORE, in consideration of and reliance upon the recitals and the covenants contained herein and for other good and valuable consideration, the parties hereto intending to be legally bound, agree as follows:

      1. For the one year period from the date of this Agreement, the Trust and Martinique hereby confer upon RST the sole and absolute right to vote the Fisher Shares on any and all matters that come before the shareholders of the Company.

      2. RST hereby agrees to indemnify the Trust and Martinique for any and all liabilities, obligations, losses, damages, and reasonable expenses and attorney's fees that they may suffer or incur as a result of entering into this Agreement or the exercise by RST of any of the rights provided to him hereunder, including defending any claim asserting any of the foregoing.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                                --------------------------------
                                                Robert S. Taubman


                                                --------------------------------
                                                Max  M.   Fisher,   acting   not
                                                individually  but as  Trustee or
                                                the  successor(s)  in trust,  of
                                                The  Max  M.  Fisher   Revocable
                                                Trust,  as amended and  restated
                                                in its  entirety  by  instrument
                                                dated  May 11,  1992  (as may be
                                                amended from time to time).


                                                Martinique Hotel, Inc.


                                                By:
                                                   -----------------------------


                                                Its:
                                                    ----------------------------